Exhibit 10.2

QUANTUM VENTURES LLC

Tuesday, May 9, 2023

John Schaible

Chairman and CEO

Quantum FinTech Acquisition Corporation

4221 W Boy Scout Blvd, Suite 300

Tampa, FL 33607

RE: Administration Services Agreement

Dear Mr. Schaible,

Pursuant to the Administrative Services Agreement between Quantum Ventures LLC and Quantum FinTech Acquisition Corporation executed February 4th, 2021, it is agreed that the monthly Administration Services fee of $10,000 for Quantum Ventures LLC to provide Quantum FinTech Acquisition Corporation with certain office space, utilities, general and administrative services, and secretarial support shall no longer be charged. Additionally, it is agreed that outstanding unpaid fees are cancelled.

Agreed and accepted by:

/s/ John M. Schaible	/s/ Sandip I. Patel
John M. Schaible	Sandip I. Patel
Chairman and CEO	Managing Member
Quantum FinTech Acquisition Corporation	Quantum Ventures LLC

Cc: Miguel Leon, CFO and Director